Exhibit 99.1

Hampden Bancorp, Inc. Board of Directors Elects Glenn S. Welch New President & COO

SPRINGFIELD, Mass.--(BUSINESS WIRE)--November 30, 2011--The Board of Directors of Hampden Bancorp, Inc. (the “Company”) (NASDAQ:HBNK), which is the holding company for Hampden Bank (the “Bank”) has unanimously elected Glenn S. Welch, President & Chief Operating Officer of the Company and the Bank effective January 1, 2012. In addition, effective January 1, 2012, Mr. Welch has been appointed as a Director of the Company and the Bank. Welch will succeed Thomas R. Burton as president who, after serving 17 years as President & CEO, will remain on as the Vice Chairman and CEO of the Company and the Bank.

“After conducting an extensive search that identified several superbly qualified candidates we have decided that Glenn S. Welch is our choice to lead Hampden,” said Stuart F. Young, Jr., Chairman of the Board. “It was extremely important that we find a new president who could build on the strong foundation already in place at Hampden – for which we are grateful for the leadership our current President Tom Burton has provided over the years,” Young added.

In announcing Welch’s appointment, Burton commented, “As a purpose driven organization it is vital that we select a leader who not only understands the inner workings of the bank and the industry, but one who has a constant focus on our customers, our shareholders, and on the communities we serve. Glenn was the single candidate who demonstrated he could deliver on all counts. I am delighted with this decision.”

After learning of his appointment Mr. Welch commented, “I am proud to serve as the new president and I pledge to continue the bank’s 159 year tradition of serving the families, businesses and communities of western Massachusetts. I would like to thank our Board of Directors, our Senior Management Team and my fellow Hampden Bank associates for their confidence in me and for their support. I would especially like to thank Tom Burton for his leadership, guidance and vision.”

Welch has been employed by Hampden since April 1998, serving most recently as Executive Vice President and Division Executive of Business Banking. He previously served as Vice President of Commercial Loans from April 1998 to June 2002. Prior to joining Hampden, Welch served as Vice President, Middle Market Group at Fleet Bank. Welch is a graduate of Western New England University and earned his MBA from the University of Massachusetts. He currently serves as Chairman of the Affiliated Chambers of Commerce of Greater Springfield (ACCGS), Chair of the Board of the Scibelli Enterprise Center, Western New England University Business Advisory Board, Treasurer of the Exchange Club of Springfield, member DevelopSpringfield, and the City 2 City project.

About Hampden Bank.

Since 1852 Hampden Bank has been “brightening the days of its customers. A local community bank serving the families and businesses throughout Hampden County, Hampden Bank has ten branch office locations in Springfield, Agawam, Longmeadow, West Springfield, Wilbraham, at Tower Square in downtown Springfield, Indian Orchard, and its newest location on Boston Road. In addition to offering the most up-to-date banking services, Hampden Bank offers clients a full array of insurance and financial products through its subsidiary, Hampden Financial, a strategic alliance created with MassMutual and Charter Oak Insurance and Financial Services.

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe”, “expect”, “anticipate”, “estimate”, and “intend” or future or conditional verbs such as “will”, “would”, “should”, “could”, or “may.” Certain factors that could have a material adverse affect on the operations of the Bank include, but are not limited to, increased competitive pressure among financial service companies, national and regional economic conditions, changes in interest rates, changes in consumer spending, borrowing and savings habits, legislative and regulatory changes, adverse changes in the securities markets, inability of key third-party providers to perform their obligations to Hampden Bank, changes in relevant accounting principles and guidelines and our ability to successfully implement our branch expansion strategy. Additionally, other risks and uncertainties are described in the Company’s filings Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) including the Company’s Annual Report on Form 10-K for the year ended June 30, 2011, which is available through the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

CONTACT:
Hampden Bank
R. DeBonis, 413-452-5118
SVP Marketing
rdebonis@charter.net